Exhibit (k)(4)

SALIENT ADVISORS, L.P.

January 17, 2012

To the Trustees of:

Salient Absolute Return Fund

Salient Absolute Return Master Fund

4265 San Felipe Suite 800

Houston, Texas 77027

Re: Expense Limitation Agreement

With reference to the Investment Advisory Agreement entered into by Salient Advisors, L.P. (the “Advisor”) and Salient Absolute Return Fund (the “SAR Fund”) and the Salient Absolute Return Master Fund (the “Master Fund”) on the 1st day of February 2010, and with reference to Services Agreement entered into by the Advisor and SAR Fund on the 29th day of January, 2010, we hereby notify you as follows:

1. Through January 31, 2013, the Advisor agrees to waive and/or reimburse the Master Fund for its management fee and, to the extent necessary, bear other expenses, solely to the extent necessary to limit the total annualized expenses (excluding fees and expenses of underlying funds, the SAR Fund’s pro rata share of borrowing and other investment-related costs and fees, taxes, litigation and indemnification expenses, judgments and other extraordinary expenses not incurred in the ordinary course of the SAR Fund’s business) to the amount of 2.5% of net assets attributable to shares in the SAR Fund.

2. The Advisor shall be permitted to recover expenses it has borne subsequent to January 29, 2012 (whether through reduction of its management fee or otherwise) in later periods to the extent that the SAR Fund’s expenses fall below the annual rate set forth above. Provided, however, that the SAR Fund is not obligated to pay any such deferred fees under this agreement more than three years after the end of the fiscal year in which the fee was deferred.

3. During the periods covered by this letter agreement, the expense limitation arrangement set forth above for the SAR Fund may only be modified by a majority vote of the “non-interested” trustees of the Fund (as defined under the Investment Company act of 1940, as amended (the “1940 Act”) affected.

5. We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-2 for the SAR Fund with the Securities and Exchange Commission, in accruing the SAR Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

Very truly yours,

SALIENT ADVISORS, L.P.

By:	/s/ John A. Blaisdell
John A. Blaisdell
Managing Director

ACCEPTED AND AGREED TO ON BEHALF OF:

Salient Absolute Return Master Fund

Salient Absolute Return Fund

By:	/s/ Jeremy Radcliffe
Jeremy Radcliffe
Secretary